UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 12, 2007

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01	Other Events.

SAIC, Inc. (Company) previously disclosed that it was seeking a ruling from the IRS that would permit it to take a tax deduction for a portion of a special dividend declared in October 2006. The Company was seeking IRS approval that would permit participants of the Company’s retirement plan to elect to receive the dividend in cash or reinvest it in other investment alternatives in the plan. The Company was proposing to the IRS that the Company should be able to deduct the amount of the dividend that participants elected to receive in cash under a section of the Internal Revenue Code which permits the deduction of certain dividends paid to an employee stock ownership plan (ESOP) such as the Company’s retirement plan.

On February 12, 2007, the Company reported in communications sent to retirement plan participants, employees and stockholders that the IRS will not permit the Company to provide this type of election to plan participants. Given this result, the special dividend will be allocated to participants’ individual accounts in the plan and participants will be able to reinvest it in any plan investment alternative. No election to receive the special dividend in cash will be permitted, and the Company will not receive a tax deduction for any amount of the special dividend paid to the plan.

A copy of the memo to employees and stockholders from the Chairman of the Board of Directors and Chief Executive Officer is attached as Exhibit 99.1 and incorporated herein by reference in its entirety. A copy of the notice to participants in the SAIC Retirement Plan from the Chairman of the SAIC Retirement Plans Committee is attached as Exhibit 99.2 and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Memo to employees and stockholders from Chairman and CEO dated February 12, 2007

99.2	Notice to Participants in the SAIC Retirement Plan from the Chairman of the Retirement Plans Committee dated February 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: February 12, 2007	By:	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President
General Counsel and Secretary

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